Exhibit 8.1

             [Letterhead of Debevoise & Plimpton LLP]




November 21, 2005


AMR Corporation
4333 Amon Carter Boulevard
Fort Worth, Texas 76155

                       AMR Corporation

Ladies and Gentlemen:

     We have acted as special counsel to AMR Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (Registration Nos. 333-110760 and 333-110760-01) (the "Registration Statement") of the Company and the Prospectus Supplement, dated November 17, 2005 (the "Prospectus Supplement"), of the Company, filed with the Securities and Exchange Commission (the "Commission") and relating to the issuance and sale by the Company of 13,000,000 shares of the Company's common stock, par value $1.00 per share, together with up to an additional 1,950,000 shares that may be sold pursuant to the underwriter's over-allotment option (collectively, the "Shares"). The Shares are being issued and sold pursuant to an Underwriting Agreement, dated as of November 17, 2005 (the "Underwriting Agreement"), between the Company and the underwriter of such offering.

     In so acting, we have examined and relied upon the originals or certified, conformed or reproduction copies of such agreements, instruments, documents, records and certificates of the Company, such certificates of public officials and such other documents, and have made such investigations of law, as we have deemed necessary or appropriate for the purposes of the opinion expressed below.

     Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the statements in the Prospectus Supplement under the caption "Certain United States Federal Income Tax Consequences for Non-U.S. Holders", insofar as they constitute statements of law or legal conclusions, are correct in all material respects as of the date hereof.

     Our opinion is based upon the Internal Revenue Code of 1986, as amended, treasury regulations (including proposed treasury regulations) issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. Our opinion is limited to the matters expressly stated, and no opinion is implied or may be inferred beyond the matters expressly stated herein. Our opinion is based on facts and circumstances set forth in the Registration Statement, the Prospectus Supplement and the other documents reviewed by us. Our opinion is rendered only as of the date hereof, and could be altered or modified by changes in facts or circumstances, events, developments, changes in the documents reviewed by us, or changes in law subsequent to the date hereof. We have not undertaken to advise you or any other person with respect to any such change subsequent to the date hereof.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K filed on November 21, 2005 and incorporated by reference in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.


                              Very truly yours,



                              /s/ Debevoise & Plimpton LLP